Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-186849) pertaining to the Philips North America Nonqualified Stock Purchase Plan (2017), as amended, the Global Philips Performance Share Plan applicable to non-executives (excluding Executive Committee) of Koninklijke Philips N.V. (2018), the Global Philips Performance Share Plan applicable to the Board of Management of Koninklijke Philips N.V. (2018), the Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (2018), the Global Philips Restricted Share Rights Plan applicable to non-executives) (excluding Executive Committee) of Koninklijke Philips N.V.(2018), the Global Philips Restricted Share Rights Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (2018), Global Philips Performance Share Plan applicable to non-executives (excluding Executive Committee) of Koninklijke Philips N.V. (2020), Global Philips Performance Share Plan applicable to the Board of Management of Koninklijke Philips N.V. (2020), and Global Philips Performance Share Plan applicable to the Executive Committee (excluding Board of Management) of Koninklijke Philips N.V. (2020), of our report dated October 27, 2020, with respect to the financial statements of the Philips North America Nonqualified Stock Purchase Plan included in the Plan’s Annual Report (Form 11-K), for the year ended July 31, 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 23, 2021